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PALADIN INTERNATIONAL CORPORATION AND SUBSIDIARY

FINANCIAL STATEMENTS

JUNE 30, 2000

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PALADIN INTERNATIONAL CORPORATION AND SUBSIDIARY

BALANCE SHEET

JUNE 30, 2000

(Prepared Without Audit)

ASSETS

Current Assets

Cash		$ 99.82
Accounts Receivable		4,987.50
Inventory, Oil		7,822.49
Prepaid Expenses		100.36

Total Current Assets		13,010.17

Investments

Corporate Stock	$23,400.00
Oil and Gas Properties (net of $16,209.05 amortization and depletion)	363,546.61	386,946.61

Fixed Assets

Land and Building	$60,000.00
Production & Office Equipment	173,681.48	$233,681.48
Less Allowance for Depreciation	35,386.19	198,295.29

Other Assets

Deposit	$5,000.00
Organization Costs	271.46
Deferred Tax Benefit	25,158.93	30,430.39

Total Assets		$628,682.46

Note: The attached Notes to Financial Statements are an integral part of this statement.

PALADIN INTERNATIONAL CORPORATION AND SUBSIDIARY

JUNE 30, 2000

(Prepared Without Audit)

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Notes Payable, Current Portion		$3,806.23
Accounts Payable		13,315.73
Accrued Expenses		1,769.58

Total Current Liabilities		$18,891.54

Non-Current Liabilities

Notes Payable	$77,741.79
Less Portion Shown as Current	3,806.23

Stockholders' Equity

Common Stock, 75,000,000 Shares $.001 Par Value Authorized, 2,885,124 Shares Issued	$2,885.13
Paid in Surplus	687,209.76
Deficit in Retained Earnings	(119,800.12)
Income (Loss), Current Year	(34,439.41)

Total Stockholders' Equity		535,855.36

Total Liabilities and Stockholders' Equity		$628,682.46

  Note: The attached Notes to Financial Statements are an integral part of this statement.

PALADIN INTERNATIONAL CORPORATION AND SUBSIDIARY

STATEMENT OF INCOME AND EXPENSE

JANUARY 1, 2000 TO JUNE 30, 2000

(Prepared Without Audit)

Income

Oil Production		$20,429.37
Less: Lease Operating Expenses	$17,356.58
Taxes	613.80
Depletion and Depreciation	8,726.35	26,696.73

Total Income (Loss)		(6,267.36)

Expenses

Administration	$15,000.00
Amortization	71.46
Audit	2,275.00
Contract Services	1,200.00
Depreciation	1,304.58
Insurance	195.02
Interest	3,494.99
Office and General	907.56
Promotion and Public Relations	562.91
Taxes	567.94
Travel	2,592.59

Total Expenses		$28,172.05

Net Income (Loss)		($34,439.41)

Note: The attached Notes to Financial Statements are an integral part of this statement.

PALADIN INTERNATIONAL CORPORATION AND SUBSIDIARY

STATEMENT OF CASH FLOWS

JANUARY 1, 2000 TO JUNE 30, 2000

(Prepared Without Audit)

Cash Flows from Operating Activities

Net Loss		($34,439.41)
Adjustment to Reconcile Excess Contributions
To Cash Provided From Operations:
Depletion	$3,019.21
Depreciation	7,011.72
Amortization	71.46
Accounts Receivable	(4,805.90)
Inventory	10,856.35
Accounts Payable	9,408.05
Prepaid Expenses	190.02
Accounts Payable - Officers	(1,156.92)
Accrued Expenses	(579.89)

Total Adjustments		24,014.10

Net Cash used in Operating Activities		(10,425.31)

Cash flows from investing Activities:	($22,620.00)
Oil and Gas Properties	(22,650.00)
Corporate Stock	11,100.00
Equipment

Net Cash used in Investing Activites		(34,170.00)

Cash flows from Financing Activities:
Net Long-Term Borrowing	$(3,378.89)
Common Stock	120.52
Paid-in-Capital	42,634.48

Net Cash used in Financing Activites		39,376.11
Net Increase (Decrease) in Cash		$(5,219.20)

Cash Balance, Begin of Period		5,319.02
Cash Balance, End of Period		$99.82

Note: The attached Notes to Financial Statement are an integral part of this statement.

PALADIN INTERNATIONAL CORPORATION AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2000

1. The accompanying Financial Statements for the period beginning January 1, 2000 and ending June 30, 2000 were prepared by management and may not include all of the adjustments and disclosures required to conform to a presentation made in accordance with Generally Accepted Accounting Principles. However, management does not know of any material omission.

2. Paladin International Corporation ("the Company") was incorporated under the laws of the State of Nevada on October 4, 1996 for the purpose of promoting and carrying on any lawful business for which a corporation may be incorporated under the laws of the State of Nevada and is qualified to do business in the State of Texas. The company has a total of 75,000,000 authorized shares with a par value of $.001 per share and has 2,885,124 shares outstanding as of June 30, 2000. On November 16, 1998, the Company filed a Certificate of Amendment to the Articles of Incorporation with the Nevada Corporation Commission to change the name of the Company from Paladin Resources Corporation to Paladin International Corporation.

3. Paladin Technology Corporation ("Technology") was incorporated on November 3, 1998 in the State of Texas. A total of 275,000 shares of stock is outstanding which is owned 100% by the Company. Technology was formed to own and manage the oil properties in the State of Texas. For the period ended June 30, 2000, Technology had an operating loss of ($4,441.77).

4. Investments, Oil and Gas Properties, consist of the following:

100% Working Interest, D. D. Heinen Lease, Atascosa Co., Texas	$25,270.00
95% Working Interest, Glide Williams lease, Kern Co., California	120,000.00
1200 acres of mineral interests, Kern Co., California	60,000.00
100% Working Interest, Dominquez Lease, 13.5 Acres,
Atascosa Co., Texas	13,617.76
100% Working Interest, Stienle Lease, 321.6 Acres,
Atascosa Co., Texas	10,000.00
95% Working Interest, Claflin Lease, 80 Acres,
Kern Co., California	51,767.90
100% Working Interest, 1,046 Acres, Various Leases,
Fairfield Oil Field, Bexar County, Texas	90,500.00
Option to lease approximately 3,000 acres,
Adams Ranch, Meade County, Kansas	8,600.00
Less Depletion	(16,209.05)
Net Investments	$ 363,546.61

5. Accounts payable, Officers is for unreimbursed expenses and cash advances.

6. Notes Payable: Total Current Portion

Notes Payable:	Total	Current Portion
Note dated June 30, 1997 in the original amount of $45,000, payable in payments of $570.04 per month, including interest at 9% per annum, beginning July 30, 1997. Secured by land and building.	$35,430.31	$ 3,806.23
Note dated July 31, 1997 in the original amount of $50,000, payable interest only at 10% per annum for one year and then payable in 48 monthly payments of $1,145.83 plus interest beginning July 31, 1998. Secured by Glide-Williams lease.	20,911.48	0000.00
Note payable to officer and director dated December 31, 1999 in the original amount of $3,000 due December 31, 2001. Interest a 8% per annum, payable quarterly.	3,000.00	0000.00
Note dated June 30, 2000, in the original amount of $9,400, due June 30, 2002. Interest at 8% per annum , payable quarterly.	9,400.00	0000.00
Note payable to officer and director dated December 31, 1999 in the original amount of $9,000 due December 31, 2001. Interest at 8% per annum, payable quarterly.	9,000.00	0000.00

7. During the six month period ended June 30, 2000 Paladin International Corporation issued 120,520 shares of restricted stock valued at an average price of $.355 per share.